Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”) is made by and between Steven R. Rowley (“Rowley”) and Eagle Materials Inc., a Delaware corporation (together with each of its successors and assigns, the “Company”). Rowley and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.” Except as otherwise provided herein, this Agreement is effective as of March 31, 2016 (the “Effective Date”).

WHEREAS, as of the date hereof, Rowley serves as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, Rowley has delivered to the Board a letter of resignation under which he has expressed the intention, subject to approval of the Board, to retire and has indicated that he resigns from (1) his position as President and Chief Executive Officer of the Company and from any position he holds with any subsidiaries or other affiliates of the Company and (2) his membership on the Board and the board of any of the Company’s affiliates, effective as of March 31, 2016 (“Date of Retirement”); and

WHEREAS, in order to assist with the transition of Rowley’s duties and responsibilities by reason of his retirement, the Parties have agreed that Rowley will provide continued consulting services for a period of two (2) years following the Date of Retirement; and

WHEREAS, the Parties desire to have no further obligations to each other, except as specifically provided herein.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1.	Retirement and Resignation from Offices.

a.	As of the Date of Retirement, Rowley will cease to perform services for the Company in the capacity as its President and Chief Executive Officer. The Parties intend and agree that, notwithstanding the provision of Consulting Services described below, Rowley will have incurred a “separation from service” (within the meaning of section 1.409A-1(h) of the Treasury Regulations) for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as of his Date of Retirement.

b.

Rowley agrees that as of the close of business on the Date of Retirement, he hereby resigns all offices, directorships and positions in the Company and all of its subsidiary and affiliated companies, including his position as President and Chief Executive Officer of the Company, as well as his membership on the Board (and any Board committees and any board of directors or board of managers of any subsidiary or affiliate of the Company) and relinquishes all rights and duties connected therewith.

c.	Subject to the satisfaction the Release Condition (as defined below) as provided in Section 9 of this Agreement:

(i)	the Board or the Compensation Committee of the Board (“Compensation Committee”), as appropriate under the terms of the applicable awards, has approved Rowley’s resignation as a “retirement” for purposes of his:

(A)	stock option awards that are listed on Exhibit A that include provisions that allow for the continued vesting and exercise thereof at any time within the two (2)-year period after retirement (pursuant to their terms);

(B)	cash award that is listed on Exhibit A (such that the remaining earned but unpaid portion shall become payable on the Date of Retirement pursuant to its terms); and

(C)	restricted stock awards that are listed on Exhibit A (such that the earned but unvested portion under each of such restricted stock awards, other than the restricted stock award granted on June 10, 2015 (“2015 RSA”), is 100% vested as of the Date of Retirement pursuant to their terms); provided, however, that with respect to the 2015 RSA, the Compensation Committee approves that such award shall be 100% vested as of the Date of Retirement (without regard to whether the performance criteria set forth therein are satisfied); and

(ii)	with respect to Rowley’s stock option awards that are listed on Exhibit A that do not have retirement provisions of the type described in clause (i)(x) above, the Compensation Committee has approved the amendment of such options to provide that they shall be exercisable at any time within the two (2)-year period following the Date of Retirement, and the Company shall execute an amendment to the applicable option award agreements, substantially in the form of Exhibit B, to reflect such extension.

Subject to the satisfaction of the Release Condition as provided in Section 9 of this Agreement, the Compensation Committee has approved, and will not revoke such approval.

d.

Subject to the satisfaction the Release Condition (as defined below) as provided in Section 9 of this Agreement, Rowley will receive, in accordance with the terms of the Salaried Incentive Compensation Program for Fiscal Year 2016, an annual incentive payment equal to 40% of the corporate pool (which pool is equal to 1.35% of the Company’s operating earnings for the fiscal year ending March 31, 2016, as determined by the Compensation Committee for all participants included in the corporate pool). Such payment shall be made to Rowley at the same time and manner as payment is made to other participants in the program for such fiscal year.

2.	Consulting Services.

a.	The provisions of this Section 2, together with the other provisions of this Agreement relating to the performance of the Consulting Services (as defined below) and the payment of compensation therefor (including the relevant portions of Section 3(b) and (c)), shall be binding and effective during the period beginning on April 1, 2016 and ending on March 31, 2018, or such earlier date as the Consulting Services are terminated in accordance with Section 5(b) (the “Consulting Period”); provided, that such provisions shall not become effective unless the Release Condition is satisfied as provided in Section 9.

b.	During the Consulting Period, Rowley agrees to make himself available to, and at the request of the Company shall, consult with and advise the Company from time to time, provided that in no event shall Rowley provide Consulting Services under this Agreement at a level that exceeds twenty percent (20%) of the average level of bona fide services performed by Rowley as an employee of the Company for the thirty-six (36) month period preceding his Date of Retirement, with regard to matters affecting the Company or any of its affiliates in order to assist the Company or any of its affiliates in the conduct of their businesses and operations and management of their affairs, including without limitation matters relating to: (i) any aspect of the Company’s operations, plants, and related facilities; (ii) any aspect of the marketing and distribution of the Company’s products; (iii) any aspect of the Company’s manufacturing processes utilized or to be utilized by the Company; (iv) any aspect of the Company’s research and development efforts; (v) pending or future litigation and claims; (vi) plans with respect to expansion of operations of the Company or any of its affiliates; and (vii) mergers, acquisitions and strategic planning, as well as any other matters which relate to Rowley’s areas of responsibility at the Company or any of its subsidiaries or affiliates prior to the date hereof (the “Consulting Services”).

c.	During the Consulting Period, the Consulting Services will be performed by Rowley under the oversight and supervision of the Company’s Chief Executive Officer. Rowley agrees that he will conduct himself in a professional and ethical manner at all times during the Consulting Period and will take no action that might cause injury to the business or goodwill of the Company or any of its affiliates.

d.

The Consulting Services shall be performed at the Company’s Dallas offices or at such other locations as the Chief Executive Officer of the Company may reasonably request. During the Consulting Period, the Company shall permit Rowley to continue the use of the company email account and address that was assigned to Rowley during his employment; provided, however, that emails sent, forwarded or replied to by Rowley from the Company email account after the Date of Retirement shall include a statement approved by the Company (including as to font and location) that indicates that Rowley is a consultant of the Company.

e.	In performing Consulting Services pursuant to this Agreement, Rowley will have no authority to assume or create any obligation or liability in the name of or on behalf of the Company or subject the Company to any obligation or liability, unless expressly requested by the Company in writing.

3.	Retirement and Consulting Compensation.

In exchange for the agreements made by Rowley as set forth herein, and for other valuable consideration, the receipt and sufficiency of which Rowley and the Company acknowledge, the Company promises to pay Rowley as follows; provided, however, that, except for the payments provided in Section 3(a) and the first sentence of Section 3(b), all payments and benefits provided in Section 3 are subject to the satisfaction of the Release Condition provided for in Section 9 of this Agreement:

a.	Accrued Obligations. No later than thirty (30) days after the Date of Retirement, the Company will pay to Rowley in a lump sum cash payment the sum of (i) his base salary earned as of the Date of Retirement to the extent not previously paid and (ii) any accrued, but unused, vacation pay, less withholding obligations, including for income and employment taxes.

b.	Expense Reimbursement. The Company will reimburse Rowley for any reasonable and customary business expenses pursuant to the Company’s policies and procedures to the extent incurred by him in the performance of his duties and responsibilities before the Date of Retirement, which will be paid in accordance with Company policy; provided that such expenses are submitted on an expense report within thirty (30) days of the Date of Retirement. Payment for such expenses will be made within fifteen (15) business days after the Company’s receipt of such expense report. In addition, the Company will pay or reimburse Rowley for all reasonable and customary business expenses incurred by him in the course of performing the Consulting Services for the Company during the Consulting Period, subject to prior approval of such expenses by the Company. Payment for such expenses will be made within fifteen (15) business days after the Company’s receipt of an expense report detailing such expenses according to the Company’s standard employee reimbursement policies and procedures.

c.	Release/Consulting Compensation. In consideration of the Release to be granted by Rowley and the performance by him of the Consulting Services, the Company will pay to Rowley the amount of $100,000 per month on the last day of each month beginning with a payment at the end of April 2016 and continuing each month thereafter until the end of the Consulting Period.

d.	Continuation of Health Benefits. Rowley shall continue to be eligible to receive medical and dental coverage for Rowley, his spouse and his eligible dependents under the Company’s medical and dental plans, as in effect from time to time (the “Medical Plan”), subject to Rowley’s timely payment of the Medical Plan’s monthly premium that is the same monthly premium paid by the Company’s active employees for the same level of benefits under the Medical Plan (as in effect for the applicable plan year) until the earlier of (i) his receipt of equivalent coverage and benefits under the plans and programs of a subsequent employer or (ii) the end of the Consulting Period; provided, however, that if the Company’s obligations contemplated by this Section 3(d) would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) or other law or to the extent such continuation is not permitted by law, the Company shall discontinue the health benefits provided for in this Section 3(d) and shall instead pay to Rowley a lump-sum payment equal to the Company portion of premium costs of health benefits that would have otherwise been provided to the Rowley and Rowley’s dependents for the remainder of the Consulting Period, with such payment to be made no later than thirty (30) days after such determination by the Company; provided, however, if such acceleration would result in additional taxes to the Rowley imposed by section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), then the portion of such premium costs that constitute deferred compensation will be paid in accordance with the original monthly schedule of such payments. Rowley acknowledges that the portion of the monthly premium paid by the Company shall be treated and report as imputed taxable income to Rowley. Following the end of the Consulting Period, Rowley may elect continuation coverage of medical and dental benefits for himself and his covered dependents that are offered by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at Rowley’s own expense, for the period required by COBRA, provided he timely elects COBRA continuation coverage and pays the required premiums.

e.

Benefit Plan Participation. Except as provided in Section 3(d) with respect to the Medical Plan, during the Consulting Period, Rowley shall not be eligible to participate or be covered by any employee benefit plan, program or arrangement of the Company or any of its affiliates (collectively, the “Benefit Plans”), including, but not limited to, group health insurance, disability insurance, long-term care, and life insurance and future contributions to the Company’s Profit Sharing and Retirement Plan (the “Profit Sharing Plan”). Rowley also will not participate in the Company’s vacation or paid time off programs during the Consulting Period. Notwithstanding the foregoing, after the Date of Retirement, Rowley shall continue to have such rights in respect of vested benefits under Benefit Plans as are provided for in accordance with the terms and conditions of such Benefit Plans and, without limiting the generality of the foregoing,

Rowley (i) will be entitled to receive his share of the profit sharing contribution under the Profit Sharing Plan and the Company’s Supplemental Executive Retirement Plan (together the “Retirement Plans”) for the plan years ended December 31, 2015 at the same time and on the same basis as other eligible employees (as provided under the terms of the Retirement Plans, to the extent the Company elects to make any such contribution under the Retirement Plans) and (ii) may request payment of all vested benefits in the Profit Sharing Plan following the Date of Retirement or leave such benefits in the Profit Sharing Plan until the required distribution date under the Profit Sharing Plan.

f.	Indemnification. Rowley shall retain all rights to (i) coverage, if any, provided under directors’ and officers’ fiduciary errors and omissions and other liability insurance policies of the Company that by their terms would apply to Rowley’s acts and omissions while serving as a director, officer, employee, or consultant of the Company or its subsidiaries and affiliates prior to the Date of Retirement, subject to any exclusions, limitations and other terms and provisions set forth in such policies, and (ii) indemnification and advancement of expenses under any indemnification arrangements with the Company (including the indemnification agreement between the Company and Rowley and the Company’s Certificate of Incorporation or Bylaws) that apply to Rowley’s service as a director, officer or employee of the Company, its subsidiaries and affiliates prior to the Date of Retirement.

g.	No Further Amounts Due to Rowley Through Date of Retirement. The Company’s obligations pursuant to this Section 3 (other than Sections 3(a) and 3(b)) shall be conditioned upon the satisfaction of the Release Condition. The Parties agree that the Retirement and Consulting Compensation obligations referenced in this Section 3 are in full and complete satisfaction of any obligations on the part of the Company. The Parties agree that no additional amounts are due to Rowley up to and including the Date of Retirement.

4.	Status as Independent Consultant.

It is the intent and purpose of this Agreement to create a legal relationship of independent contractor, and not employment, between Rowley and the Company. Rowley will not be treated as an employee of the Company for purposes of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding at source, or workers compensation laws, and will not be eligible for any employee benefits whatsoever, other than those set forth herein. Rowley shall be responsible for the payment of self-employment taxes (including without limitation FICA contributions, Social Security taxes and unemployment taxes) and federal income taxes due on the payments made pursuant to Section 3(c) of this Agreement.

5.	Term and Termination of Consulting Services.

a.	Term. Except as other provided in this Section 5, the Consulting Services shall cease at the end of the term of the Consulting Period; provided, however, that expiration or termination of the Consulting Period shall not diminish or otherwise affect (i) the provisions regarding Proprietary and/or Financial Information contained in Section 6(a) and (b), (ii) the non-competition and non-solicitation provisions contained in Section 6(c), (d) and (e), (iii) the non-disparagement provisions contained in Section 7, (iv) the remedies provisions contained in Section 8, (iv) the releases, covenants not to sue and related provisions provided for or referred to in Sections 9 and 10 and in the Release, (v) the cooperation covenants contained in Section 12, or (vi) the miscellaneous provisions contained in Section 15.

b.	Termination of Consulting Services. In addition to its other remedies at law or equity, the Company may terminate the Consulting Services for Cause (as defined below) by written notice to Rowley; provided, however, that the Company may not terminate the Consulting Services for Cause unless (x) the Company shall have given notice to Rowley of the acts or events alleged to constitute Cause and (y) Rowley shall not have cured the same within ten (10) business days after delivery of such notice. “Cause” shall mean the occurrence of any of the following: (i) the refusal or intentional or repeated failure of Rowley to perform the Consulting Services; (ii) the arrest or indictment of Rowley for a felony or a misdemeanor involving fraud, embezzlement, theft, dishonesty, or any act of moral turpitude; (iii) material breach of any term of this Agreement, including a material violation of the covenants described in Sections 6, 7, 11 or 12 or the Release; or (iv) any act of dishonesty, misconduct, disloyalty, fraud, gross negligence, misappropriation, disclosure or use of confidential information or any unethical business conduct that results or would be reasonably expected to result in material harm to the Company.

c.	Final Payment after Termination. In the event of a termination of the Consulting Services pursuant to this Section, the compensation payable to Rowley hereunder in respect of the Consulting Services (including without limitation the compensation payable under Sections 3(c) and 3(d) hereof) shall automatically cease and terminate. Rowley shall then be entitled to be paid the pro rata fees earned for the month the Consulting Period is terminated, with such pro rata fees to be paid on the last day of the termination month or, if later, the tenth (10th) business day following the termination date of the Consulting Period, and the Company shall have no further obligations to Rowley under this Agreement.

6.	Restrictive Covenants.

a.

Proprietary and/or Financial Information. Rowley acknowledges that, in the course of his employment with the Company, he has been provided with or had access to information concerning the Company or its subsidiaries and affiliates, including without limitation their respective products, manufacturing and production, maintenance and other operational methods and techniques, accounting information, financial information, customer information (including without limitation customer names and customer sales and financial information), trade secrets, contract terms, financial information and corporate strategies, expansion opportunities and strategies and methods of doing business, and that the Company and its subsidiaries and affiliates have developed, compiled and otherwise obtained, often at great expense, this information, which has great value to business and could have value to their respective competitors. In addition, during the Consulting Period, the Company will provide Rowley with or grant him access to information of the type described above that also has great value to business and could have value to their respective competitors in order to enable him to carry out the Consulting Services. As used in this Agreement, the term “Proprietary and/or Financial Information” means the information of the type referred to in the two immediately preceding sentences. Rowley agrees that the Proprietary and/or Financial Information is the sole and exclusive property of the Company and its affiliates.

b.	Restrictions on the Disclosure and Use of Proprietary and/or Financial Information. Rowley agrees to hold in strict confidence and not disclose any Proprietary and/or Financial Information, directly or indirectly, to anyone outside of the Company or use, copy, publish, summarize, or remove such Proprietary and/or Financial Information from the Company’s premises control, unless Rowley has the prior written consent of the Company. Rowley represents and warrants that he will take appropriate steps to ensure that, from and after the Date of Retirement, he will have no such Proprietary and/or Financial Information in his possession or under his control, except with the prior written consent of the Company. As part of the consideration for and inducement to entering this Agreement, the Company is expressly relying on the foregoing warranty and representation of Rowley. The foregoing notwithstanding, nothing in this Agreement prohibits Rowley from (i) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; or (ii) disclosing otherwise Proprietary and/or Financial Information that is in the public domain though no wrongful act of Rowley. Rowley does not need the prior authorization of the Company or its counsel to make any such reports or disclosures and Rowley is not required to notify the Company that he has made such reports or disclosures.

c.

Non-Competition. During the period (the “Restricted Period”) ending on the later of (x) the end of the Consulting Period or (y) the second (2nd) anniversary of the Date of Retirement, in order to protect the Proprietary and/or Financial Information disclosed to Rowley in the course of performing the Consulting Services, Rowley agrees that to the fullest extent permitted by law, he shall not engage or be engaged in any aspect whatsoever of any the following lines of business: (i) the production (including any associated mining), distribution, marketing or sale of cement (including Portland, oil well cement and blended cements), slag, slag cement, masonry cement, fly-ash, pozzolan or clinker; (ii) the production, distribution or marketing of readymix concrete; (iii) the mining, extraction, production or marketing of crushed stone, sand, gravel and aggregates; (iv) the production (including any associated mining), distribution, marketing or sale of gypsum wallboard; (v) the production, distribution, marketing or sale of recycled paperboard; (vi) the mining, processing, drying, manufacturing, distributing or marketing of frac sand; or (vii) any other line of business engaged in by the Company or any of its affiliates (each a “Line of Business” and collectively, the “Business”), either directly or indirectly as an individual, or as an employee, associate, partner, stockholder, consultant, owner, manager, agent or otherwise or by means of any corporate or other device, either on his own behalf in the Restricted Areas (as defined below) or on behalf of others who are engaged in any Line of Business (either directly or through an affiliate (including by virtue of having an affiliate in the Restricted Areas)) in the Restricted Areas. The “Restricted Areas” are, specific to each Line of Business, the geographic areas in which the Company or any of its subsidiaries or affiliates engages in the following activities for such Line of Business: (1) operates a manufacturing facility or other facility engaged in business operations, (2) engages in the distribution or sale of its products ,or (3) is actively pursuing a strategic initiative (including a merger, acquisition or business expansion) that would reasonably be expected to result in the Company or any of its subsidiaries or affiliates engaging in the activities described in clause (1) or (2) above, of which (in the case of this clause (3)) the Company has informed Rowley or in respect of which Rowley has performed any Consulting Services. Notwithstanding the foregoing, it shall not be a violation of this Section 6(c) for Rowley to own less than one percent (1%) of the shares in a company engaged in any of the Lines of Business so long as he is not employed or engaged to act on behalf of such company in any capacity related to any of the Lines of Business.

d.	Non-Solicitation of Customers, Clients or Suppliers. During the Restricted Period, in order to protect the Proprietary and/or Financial Information disclosed to Rowley in the course of performing the Consulting Services, Rowley agrees he shall not solicit or initiate any contact with any customer, client or supplier of the Company or its subsidiaries or affiliates about which he possesses Proprietary and/or Financial Information for purposes of obtaining business from such customer or client or arranging for or negotiating a supply relationship on behalf of any person or entity who is or may become in competition with the Company in any Line of Business or with the purpose or result of interfering with or adversely affecting the relationship between any such customer, client or supplier on the one hand and the Company or its subsidiaries or affiliates on the other hand.

e.	Non-Solicitation of Employees; No Hiring. During the Restricted Period, Rowley agrees he shall not solicit for employment, hire or attempt to hire any employee of the Company (or any of its subsidiaries or affiliates) or assist in such solicitation or hiring by any other person or entity, or encourage any employee to terminate his employment with the Company (or any of its subsidiaries or affiliates). This restriction shall not, however, operate to preclude Rowley from himself engaging in any employment, occupation, consulting or other business activity which is unrelated to any Line of Business within the Restricted Areas and as to which his participation therein does not give rise to a violation of the other provisions of this Section 6. In addition, notwithstanding the foregoing, (i) a general solicitation of candidates (for example, want ad, monster.com posting, or publication of opening on web site) that results in an application by a Company employee shall not be a violation of Rowley’s covenant not to solicit or attempt to hire Company employees in this Section 6(e) and (ii) if the employment of any employee is terminated by the Company (or any of its subsidiaries or affiliates), from and after the date of the termination of such employee, Rowley shall not be subject to the covenants set forth in this Section 6(e) with respect to such employee.

7.	Non-Disparagement.

a.	Rowley agrees that he will not make any statements, written or verbal, or cause, participate or encourage others to make any statements, written or verbal, that defame, disparage, criticize or negatively reflect upon the personal or business reputation, practices or conduct of the Company or its subsidiaries or affiliates, or their respective senior executives and directors.

b.	The Company agrees that it will instruct its officers, directors, and senior executive team not to make any statements, written or verbal, or cause, participate or encourage others to make any statements, written or verbal that defame, disparage, criticize or negatively reflect upon the personal or business reputation, practices or conduct of Rowley.

8.	Remedies for Violation of Certain Covenants.

a.	If Rowley breaches any of the provisions of Sections 6 or 7 of this Agreement (collectively, the “Covenants”), all payments and benefits under Sections 3(c) and 3(d) of this Agreement shall cease and no further payments shall be due.

b.	The Company will be entitled to bring suit to recover any and all damages, both direct and consequential, that may be sustained as a result of Rowley’s breach or threatened breach of the Covenants. In addition, the Company will be entitled to specific performance and/or a temporary or permanent injunction prohibiting and enjoining Rowley from violating the Covenants.

9.	Release.

Notwithstanding any other provisions of this Agreement, the obligations of the Company relating to the Consulting Services under Section 2 and all payments and benefits under Sections 1(c), 1(d) and 3 (other than Sections 3(a) and (b)) are subject to the condition (the “Release Condition”) that the Rowley shall execute and deliver a waiver and release, in the form attached hereto as Exhibit C (the “Release”), to the Company, no earlier than the Date of Retirement and no later than twenty-one (21) days thereafter and that Rowley shall not exercise his right to revoke the Release during the seven (7)-day revocation period following Rowley’s execution of the Release.

10.	Return of Company Property.

Rowley agrees to return all property belonging to the Company or its subsidiaries or affiliates as of the Date of Retirement, other than property that is to be retained by Rowley in connection with the performance of the Consulting Services with the prior written consent of the Company. Rowley acknowledges and agrees that the property required to be returned by him includes all property belonging to the Company or its subsidiaries or affiliates located at or in Rowley’s home(s), office(s), automobile(s), computers, electronic devices, and cellular and other phones, including trade secrets and confidential information, whether present in hard copy documents, email, telephone numbers, contact information, equipment, devices and computer files. Promptly following the end of the Consulting Period, Rowley shall return any and all property (as described in this Section) belonging to the Company or its subsidiaries or affiliates that was retained by Rowley in connection with the performance of the Consulting Services.

11.	Future Cooperation.

a.	In the event that the Company is or becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Rowley shall, upon request, provide reasonable cooperation and assistance to the Company, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. Rowley agrees to make himself available upon reasonable notice for consultation with counsel, deposition and trial testimony, if requested, in connection with any current or future litigation or claim. Rowley will appear voluntarily and will not require a subpoena to testify at the Company’s request. If requested, Rowley will travel in connection with the provision of such testimony and the Company will endeavor to arrange such travel to suit Rowley’s reasonable scheduling needs if possible. The Company will reimburse Rowley for all reasonable and necessary expenses Rowley incurs in complying with this Section 12. Such reimbursement will be made within thirty (30) days after Rowley provides substantiation of the payment of such expenses, but in no event later than the last day of the taxable year following the year in which such expenses were incurred.

b.	Rowley also agrees not to contact, communicate with, cooperate with or assist any person or entity (or their counsel) making or threatening to make any claim against the Company or any of its subsidiaries or affiliates; provided, however nothing herein shall prohibit Rowley from providing truthful testimony pursuant to any validly issued subpoena or court order. Rowley agrees to provide to the Company a copy of any such subpoena or court order within three (3) business days of receipt of any such subpoena or court order.

12.	Confidentiality of Terms of Agreement.

Until this Agreement is publicly filed or made available by the Company, each Party understands and agrees that the existence and terms of this Agreement are confidential and, except as may be required by law or regulation and except for each Party’s directors, officers, accountants, attorneys or spouse, shall not be disclosed to any third party without the consent of the Company. Each Party agrees that if it discloses any such information to its directors, officers, accountants, attorneys, legal advisors or spouse, it will instruct such receiving Party to keep such information in the strictest confidence. Each Party agrees that it shall be fully responsible for any breach of this confidentiality obligation by such receiving Party.

13.	Denial of Liability.

No provision contained herein shall be construed as an admission by Rowley or the Company of improper conduct, omissions or liability.

14.	Adequacy of Consideration.

The Parties agree that the consideration given by the other pursuant to this Agreement is adequate and sufficient to make their respective obligations under this Agreement final and binding.

15.	Miscellaneous.

a.	Entire Agreement. The Parties agree that this Agreement (together with the other agreements and documents referred to herein) sets forth the entire agreement of the Parties on this subject matter and supersedes and extinguishes any and all prior statements, agreements, representations (including any oral representations) or understandings by or among the Parties, and may not be modified or amended except in writing, executed by all of the Parties (provided, however, that nothing in this Agreement adversely affects any benefits under the Company’s employee benefits plans that are vested in accordance with the terms and conditions of such plans as of the Date of Retirement).

b.	Validity of Remaining Terms. Should any provision of this Agreement be determined to be illegal, invalid, or otherwise unenforceable, the validity of the remaining terms and provisions hereof will not be affected thereby but such will remain valid and enforceable, and the illegal or invalid terms or provisions shall be deemed not to be a part of this Agreement.

c.	Choice of Law. This Agreement is entered into in the State of Texas, and shall in all respects be interpreted, enforced, and governed by the laws of the State of Texas, without regard to its principles governing the conflicts of laws.

d.	Mediation.

(i)	In consideration of the mutual benefits of avoiding litigation and its attendant costs, delays and risks, the Parties agree that they shall first attempt to settle any controversy, dispute or claim arising out of or relating to this Agreement or the transactions contemplated hereby, other than any dispute relating to the breach by Rowley of or the enforcement of the Covenants (a “Covered Dispute”) through good faith negotiation. If a Covered Dispute cannot be settled through negotiation, the Parties agree to attempt in good faith to settle such Covered Dispute by mediation administered by JAMS as described below.

(ii)	Except as permitted by Section 15(d)(iii) below, no Party shall initiate any adversarial proceeding with respect to a Covered Dispute without first presenting a written statement of the claim (a “Disputed Claim”) to the opposing Party. The opposing Party shall then respond to such Disputed Claim in writing (“Response”) within twenty (20) days. After the opposing Party sends the Response, the Parties will engage in good faith negotiation to try to resolve the dispute. If the Disputed Claim cannot be settled through negotiation within fourteen (14) days, the Parties agree to attend and try to resolve the Disputed Claim in good faith at a mediation administered by JAMS within fourteen (14) days after good faith negotiations between the Parties fail. The mediation shall be conducted at the offices of JAMS in Dallas, Texas, or at such other location as shall be mutually agreed by the Parties. Costs of the mediation will be borne equally by the initiating Party on the one hand and the opposing Party on the other hand.

(iii)	Nothing contained herein shall prevent a Party from initiating suit in a court of competent jurisdiction in Dallas, Texas (or other appropriate venue) for the purpose of enforcing the Covenants, with or without engaging in negotiation or mediation.

e.	Interpretation. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the Parties. The headings used herein are used for reference only and shall not affect the construction of this Agreement. As used in this Agreement, an “affiliate” of a person, or a person “affiliated” with a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, and Texas Lehigh Cement Company LP shall be deemed an “affiliate” of the Company.

f.	Advice to Consult Attorney. Rowley acknowledges and represents that he has been advised to consult with an attorney before signing this Agreement and that he is relying solely on his own judgment and the advice of his own counsel in making this Agreement.

g.	Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of section 1.409A-2(b) of the Treasury Regulations, and is intended to be: (i) exempt from Section 409A, including, but not limited to, by compliance with the “short-term deferral exemption” as specified in section 1.409A-1(b)(4) of the Treasury Regulations or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to section 1.409A-3(a) of the Treasury Regulations and the provisions of this Agreement will be administered, interpreted and construed accordingly. All reimbursements pursuant to this Agreement shall be made in accordance with section 1.409A-3(i)(1)(iv) of the Treasury Regulations such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. The amounts reimbursed under this Agreement during any taxable year may not affect the amounts reimbursed in any other taxable year, the reimbursement of an eligible expense shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

h.	No Waiver. One or more waivers of a breach of any covenant, term or provision of this Agreement by any Party shall not operate or be construed as a waiver of any subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

i.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the Effective Date, as of the date first listed below.

AGREED:

Date: January 25, 2016	/s/ Steven R. Rowley
Steven R. Rowley

Eagle Materials Inc.

Date: January 25, 2016	/s/ James H. Graass
James H. Graass
Executive Vice President,
General Counsel and Secretary

Exhibit A

Stock Options, Cash Award and Restricted Stock

Stock Options:

(1)	Non-Qualified Stock Option Agreement between the Company and Rowley, dated June 10, 2015

(2)	Non-Qualified Stock Option Agreement between the Company and Rowley, dated June 3, 2014

(3)	Non-Qualified Stock Option Agreement between the Company and Rowley, dated August 12, 2013

(4)	Non-Qualified Stock Option Agreement between the Company and Rowley, dated June 19, 2012

(5)	Non-Qualified Stock Option Agreement between the Company and Rowley, dated June 27, 2011

(6)	Non-Qualified Stock Option Agreement between the Company and Rowley, dated May 18, 2010

Cash Award:

(1)	Cash Award granted June 19, 2012 under the Company’s Long-Term Cash Compensation Program for Fiscal Year 2013

Restricted Stock:

(1)	Restricted Stock Agreement between the Company and Rowley, dated June 10, 2015

(2)	Restricted Stock Agreement between the Company and Rowley, dated June 3, 2014

(3)	Restricted Stock Agreement between the Company and Rowley, dated August 12, 2013

(4)	Restricted Stock Agreement between the Company and Rowley, dated June 19, 2012

(5)	Restricted Stock Agreement between the Company and Rowley, dated June 27, 2011

(6)	Restricted Stock Agreement between the Company and Rowley, dated May 18, 2010

A-1

Exhibit B

Stock Option Agreement Amendment

March 31, 2016

Steven R. Rowley

Eagle Materials Inc.

3811 Turtle Creek Blvd., Suite 1100

Dallas, Texas 75219

Re:	Amendment of Non-Qualified Stock Option Agreement

Dear Mr. Rowley:

The Compensation Committee of the Board of Directors of Eagle Materials Inc. (the “Committee”) has previously granted you a certain number of non-qualified stock options (“Options”) under the Eagle Materials Inc. Incentive Plan pursuant to the Non-Qualified Stock Option Agreement between Eagle Materials Inc. (the “Company”) and you (the “Optionee”), dated May 18, 2010 (the “Stock Option Agreement”).

This letter agreement (this “Amendment”) reflects an amendment to the Stock Option Agreement by the Committee, subject to your agreement as evidence below, as follows:

The Stock Option Agreement is hereby amended to extend its term until March 31, 2018 (the “Extended Term”), subject to the Release requirement in the Retirement and Consulting Agreement between the Company and you, effective as of March 31, 2016. During the Extended Term the shares of Common Stock subject to the Stock Option Agreements (the “Option Shares”) shall continue to vest and become exercisable in accordance with the terms of the Stock Option Agreement, notwithstanding the cessation of the Optionee’s employment or any requirement or condition that the Optionee continue to be employed by the Company or one of its affiliates. The Stock Option Agreement, and the Options shall immediately terminate and be of no further force and effect, and all remaining Option Shares subject to the Stock Option Agreements, to the extent not exercised, shall be forfeited, at the end of the Extended Term.

Except as expressly modified by this Amendment, the terms and conditions of the Stock Option Agreement remain unchanged and in full force and effect.

Eagle Materials Inc.

By:
Name:
Title:

Agreed and Acknowledged:

[Executive’s Full Name]

B-1

Exhibit C

Release of Claims

This Release of Claims (this “Release”) is made by and between Steven R. Rowley (“Rowley”) and Eagle Materials Inc., a Delaware corporation (together with each of its successors and assigns, the “Company”). All capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in that certain Retirement and Consulting Agreement effective March 31, 2016 by and between Rowley and the Company (the “Agreement”).

1.	Release by Rowley.

Effective as of the Date of Retirement, in return for the first monthly payment provided for in Section 3(c) of the Agreement, Rowley, for himself and for his spouse, representatives, heirs, successors and assigns, completely and unconditionally releases, discharges and agrees to hold harmless the Company and all its parent, subsidiary, predecessor, successor and affiliated companies, and all officers, directors, shareholders, partners, employees, agents, attorneys, successors and assigns of the foregoing (collectively, called the “Company Releasees”) from, and covenants not to sue upon, each and every claim, cause of action, right, liability, loss, damage, charge or demand of any kind and nature, and from any claims that may be derived therefrom (hereinafter individually referred to as a “Claim” and collectively referred to as “Claims”), that Rowley had, has or might have against the Company or any of its subsidiaries or affiliates or any other Company Releasees (other than Claims arising from a breach of any obligation of the Company contained in the Agreement), up to and including the date of Rowley’s execution of the Agreement, including but not limited to:

a.	any and all Claims in connection with Rowley’s employment relationship with the Company, the terms and conditions of his employment (including compensation, commissions, bonuses, insurance and other benefits and terms and conditions of employment) or the employment practices of the Company or its subsidiaries and affiliates;

b.	any and all Claims in connection with the separation of Rowley’s employment relationship or the surrounding circumstances thereof;

c.	any and all Claims of discrimination on the basis of race, religion, sex, age, color, national origin, ancestry, disability, medical condition or marital status or other employment claims for injury to Rowley including, but not limited to any Claim arising under any of the following: the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Older Worker Benefits Protection Act; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Genetic Information Nondiscrimination Act; Chapter 21 of the Texas Labor Code, the Texas Payday Act; the Texas Administrative Code; or any other similar local, state, or federal laws, in each case, as amended from time to time; and

d.

any and all other Claims of any nature whatsoever that may be raised against any of the Company Releasees pursuant to any federal, state or local law, constitution, statute, regulation or any common law theory or other legal theory (including without limitation any and all wrongful discharge theories and any and all Claims based on or arising under federal or state securities laws or the Racketeer Influenced and Corrupt Organizations Act), whether in tort, contract, equity or otherwise.

2.	Release of Unknown Claims by Rowley; Covenant Not to Sue; Exceptions.

a.	It is understood and agreed that this Release includes a full and final release for the benefit of the Company Releasees that applies not only to all Claims (as defined by Section 1 above) that are presently known, anticipated, or disclosed to Rowley, but also to all Claims that are presently unknown, unanticipated, and undisclosed to Rowley.

b.	Rowley agrees not to sue or join in any suit against the Company for any claim relating to or arising out of his employment or his separation from employment with the Company; provided, however, that nothing will preclude Rowley from (i) bringing a lawsuit or proceeding against the Company to enforce the Company’s obligations under the Agreement or to challenge the enforceability of the release under the Older Worker Benefit Protection Act, (ii) filing a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, including the U.S. Equal Employment Opportunity Commission, or (iii) filing any claims that are not permitted to be waived or released under the Fair Labor Standards Act or other applicable law. However, Rowley waives his right to receive any relief (legal or equitable) based on any charge, complaint, or lawsuit against the Company filed by Rowley or anyone else on his behalf.

c.	This Release does not, however, release or waive any rights or claims that may arise after the date Rowley signs this Release. Furthermore, this Release will not operate to extinguish any rights of Rowley to indemnification or advancement of expenses as provided in Section 3(f) of the Agreement in respect of claims that relate to the performance of duties for the Company during his period of employment prior to the Date of Retirement or to receive workers’ compensation benefits or benefits under the Company’s employee benefits plans (including the Eagle Materials, Inc. Supplemental Executive Retirement Program and the Eagle Materials, Inc. Deferred Compensation Plan), which shall be due and payable in accordance with the terms and conditions of such plans.

3.	Release by the Company.

In exchange for the consideration set forth in the Agreement, the Company, on behalf of itself, its subsidiaries, affiliates, divisions, successors and assigns, completely and unconditionally releases, discharges and agrees to hold harmless Rowley and his spouse, representatives, heirs, successors and assigns, (collectively, called the “Rowley Releasees”) from, and covenants not to sue upon, each and every Claim that the Company had, has or might have against Rowley or any of the Rowley Releasees (other than Claims arising from a breach of any obligation of Rowley contained in the Agreement), up to and including the date of the Company’s execution of the Agreement.

4.	Release of Unknown Claims by the Company; Covenant Not to Sue; Exceptions.

a.	It is understood and agreed that this Release includes a full and final release for the benefit of the Rowley Releasees that applies not only to all Claims (as defined by Section 1 above) that are presently known, anticipated, or disclosed to the Company, but also to all Claims that are presently unknown, unanticipated, and undisclosed to the Company.

b.	The Company agrees not to sue or join in any suit against Rowley for any claim relating to or arising out of his employment with the Company; provided, however, that nothing will preclude the Company from bringing a lawsuit or proceeding against Rowley to enforce Rowley’s obligations under the Agreement.

c.	This Release does not, however, release or waive any rights or claims that may arise (i) after the date the Company signs this Release, including Rowley’s breach of or failure to comply with his obligations under the Agreement, (ii) from matters which by law cannot be released, (iii) from any intentional, material misconduct engaged in by Rowley as an employee or officer of the Company that constitutes misappropriation, theft or fraud, (iv) any material breach of Rowley’s fiduciary duties as an employee, officer, or director of the Company or any of its affiliates, or (v) from repayment under Section 304 of the Sarbanes-Oxley Act of 2002.

5.	Consideration and Revocation Periods.

a.	Rowley shall have at least twenty-one (21) days following Rowley’s receipt of this Release to review and consider the Release. Rowley understands that he can use as much or little of the twenty-one (21) day period as he wishes prior to signing and if the full twenty-one (21) day period is not used, Rowley knowingly waives the remainder of the period. For a period of seven (7) days following Rowley’s signing the Release (“Revocation Period”), Rowley may revoke the Release by ensuring receipt of written notice of revocation by James H. Graass, Executive Vice President, General Counsel and Secretary, by 5:00 pm, Central Standard Time on the seventh (7th) day after Rowley signs the Release. Notice of revocation must be by hand delivery or overnight mail. A facsimile or electronic mail notice of revocation is not effective.

b.	If Rowley fails to timely execute and return the Release to the Company or revokes the Release during the Revocation Period, then Rowley shall forfeit, and shall not be entitled to, any of the payment and benefits described in Sections 3(c) and 3(d) of the Agreement and shall not be engaged to provide the Consulting Services.

6.	Representations and Acknowledgements.

a.	This Release constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634, including the Older Workers Benefit Protection Act;

b.	Rowley acknowledges that Rowley has carefully read and fully understand all of the provisions of this Release, and Rowley declares that this Release is written in a manner that Rowley understands;

c.	Rowley acknowledges that Rowley understands that Rowley is, through this Release, releasing the Company from any and all claims Rowley may have against the Company and the other parties specified in Section 1, above;

d.	Rowley states that his agreement to all of the terms set forth in this Release is knowing and voluntary;

e.	Rowley knowingly and voluntarily intends to be legally bound by the terms of this Release; and

f.	Rowley acknowledges that Rowley was advised in writing to consider the terms of this Release and consult with an attorney of his choice prior to executing this Release.

7.	Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflicts of laws principles that would direct the application of the laws of another jurisdiction.

8.	Severability. If any paragraph, term or provision of this Release shall be held or determined to be unenforceable, the balance of this Release shall nevertheless continue in full force and effect, unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such paragraph, term or provision, which is held or determined to be unenforceable, as written, shall nonetheless be in force and binding to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstance.

PLEASE READ CAREFULLY. THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing agreement as of the date first listed below.

AGREED:

Date:
Steven R. Rowley

Eagle Materials Inc.

Date:
By:
Its: